        Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)
Enhanced Outperformance Notes Due January 2009
(Linked to the S&P 100® Index and the Russell 2000® Index)
Final Term Sheet

Principal Amount:	USD 38,624,000
Pricing Date:	June 21, 2006
Issue Date:	July 6, 2006
Maturity Date:	January 6, 2009, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (subject to the effect of Market Disruption Events)
Initial Issue Price:	100.00%
Underwriting commission:	0.25%
Proceeds to Issuer:	99.75%
Initial Long Index Level:	573.12
Initial Short Index Level:	682.08
Outperformance Cap:	19%
Maximum Return:	57%
CUSIP:	002546786

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.